                                                                    EXHIBIT 99.1

                                                    [GSI GLOBECOMM SYSTEMS LOGO]

FOR IMMEDIATE RELEASE

                GLOBECOMM SYSTEMS CLOSES ACQUISITION OF GLOBALSAT
                          DIVISION OF LYMAN BROS., INC.

HAUPPAUGE, N.Y., MAY 3, 2007 /BUSINESSWIRE/ -- Globecomm Systems Inc. (NASDAQ:
GCOM-News), a global provider of end-to-end satellite-based communications solutions today announced the closing of its previously announced acquisition of the GlobalSat division of Lyman Bros., Inc. effective April 30, 2007. The wholly owned division will operate as Globecomm Services Maryland LLC.

Globecomm Systems had previously announced on April 23, 2007 that it had entered into a definitive agreement to acquire the GlobalSat division of Lyman Bros.,
Inc. The acquisition accelerates Globecomm's strategy to penetrate the government marketplace and when combined with the existing managed network services business of the Company, significantly increases the existing recurring revenue base.

Susquehanna Financial Group, LLP acted as a financial advisor to Globecomm on this transaction.

David Hershberg, Chief Executive Officer and Chairman of Globecomm Systems Inc.,
said, "This acquisition solidifies Globecomm's presence as a key supplier of end-to-end managed network services in the government marketplace. Bill Raney,
V.P. and General Manager of the division, is a well respected executive in the industry and we look forward to working closely with Bill and his staff on assuring the success of this transaction for years to come."

ABOUT GLOBECOMM SYSTEMS

Globecomm Systems Inc. provides end-to-end value-added satellite-based communication products, services and solutions by leveraging its core satellite ground segment systems and network capabilities, with its satellite communication services capabilities. The products and services Globecomm offers include pre-engineered systems, systems design and integration services, managed network services and life cycle support services. Globecomm's customers include communications service providers, commercial enterprises, broadcast and other media and content providers and government and government-related entities.

Based in Hauppauge, New York, Globecomm Systems also maintains offices in
Washington, D.C., Hong Kong, the United Kingdom, the United Arab Emirates and
Afghanistan.

Certain of the statements contained in this press release may be deemed forward-looking statements. Such statements, and other matters addressed in this press release, involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from these statements and matters include risks and other factors detailed, from time to time, in the
Company's reports filed with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form

10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K,
which the Company urges investors to consider. These risks and other factors include, but are not limited to general and political and economic instability in the United States and abroad, including the hostilities in Iraq and
Afghanistan.

CONTACT: Globecomm Systems Inc.
David Hershberg, 631-231-9800
or
Investor Relations:
Matthew Byron, 631-457-1301
or
Fax: 631-231-1557
info@globecommsystems.com
www.globecommsystems.com.
SOURCE: Globecomm Systems Inc.